Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FISCAL YEAR 2007 FIRST QUARTER RESULTS

• 127% growth in income from continuing operations
• 21% sales growth
• Commercial sales growth of 21%; defense sales growth of 22%

WOOD DALE, ILLINOIS (September 20, 2006) — AAR (NYSE: AIR) today reported fiscal 2007 first quarter income from continuing operations of $11.9 million, an increase of 127% compared to last year.  Diluted earnings per share were $0.29 compared to $0.15 in the prior year period.  Net sales increased 21% to $242.2 million as each segment of the Company experienced double digit sales growth.  Income from continuing operations includes a net favorable after-tax impact of $0.4 million, or $0.01 per diluted share, from certain special items which are discussed in more detail in the segment-specific sections of this press release.

Following are highlights for each segment:

•  Aviation Supply Chain - Sales increased 19% compared to last year as the Company  benefited from its expanded presence in the global markets it serves, growth in new supply chain programs and strength in its parts arbitrage business.  Efficiency gains in inventory management programs and recent investments in high demand products have positioned this segment for continued strong results.

The Company recorded a $4.8 million non-cash pre-tax ($3.1 million after-tax) impairment charge to provide additional reserves for certain inventory acquired prior to September 11, 2001 and which was previously subject to impairment charges.  The charge was triggered by the Company’s decision to aggressively pursue the liquidation of this inventory.  The Company made this decision to recognize the impact of persistently high fuel costs and fewer operators on the demand for these parts, as well as to better align human and physical resources with higher potential opportunities in this rapidly-growing segment.

•  Maintenance, Repair and Overhaul - Sales grew 31% compared to last year reflecting the Company’s success in providing heavy maintenance and landing gear repair to its commercial, regional and defense customers.  The new Indianapolis facility provides a platform for additional services and continues to attract industry attention as the Company expands its customer base and capability.  As the Company adds new base load customers and gains efficiencies, margins in this segment are expected to improve.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

•  Structures and Systems - Sales increased 18% year-over-year attributable to increased deliveries of products to the U.S. Department of Defense.  The Company continues to experience growth in this segment and expects demand for mobility products to remain strong, although margins will continue to be under pressure due to the mix of products sold.

Today the Company announced the receipt of a $68 million order to supply mobility products to the U.S. Air Force. Deliveries will begin in the third quarter of this fiscal year.

The Company expects to open a new manufacturing plant in Goldsboro, North Carolina in November 2006 to produce cargo systems for the Airbus A400M military transport aircraft.  Eventually, all production for our Cargo Systems division is expected to be transferred to the new facility.  The Company also sold a non-core product line from this division for $6.6 million in cash and recorded a $5.4 million pre-tax ($3.5 million after-tax) gain on the sale.

•  Aircraft Sales and Leasing - The Company’s strategy is to build an aircraft portfolio through its participation in joint ventures and for its own account, while opportunistically selling aircraft. This market continues to be very active as six aircraft were acquired during the quarter, including two for the Company’s own account.  In addition, three aircraft held in joint ventures and one aircraft owned outright were sold. As of August 31, 2006, seventeen aircraft were held in joint ventures and eight were owned outright.

During the quarter, the Company restructured the lease and non-recourse debt on a wide-body aircraft originally purchased prior to September 11, 2001.  As a result of this restructuring, the Company recorded a $2.9 million pre-tax ($1.9 million after-tax) gain on the extinguishment of debt.  Further, the Company decided to offer this aircraft for sale and recorded a $2.9 million pre-tax ($1.9 million after-tax) impairment charge to reduce the carrying value of the aircraft to net realizable value.  The asset and related debt have been reclassified to current from long term.

Selling, general and administrative expenses decreased as a percentage of sales from 12.0% to 10.7% year-over-year and operating margins increased from 5.5% to 7.2% despite the 100 basis point negative impact due to the special items. Return on equity improved from 6.6% to 11.1% compared to the prior year.

Net interest expense decreased by $0.3 million year-over-year, and the effective income tax rate increased to 30% from 28% in the first quarter of last year.

“We continue to benefit from our position as an industry-leading provider of supply chain solutions, expanded MRO capabilities, investment in aircraft and the design and manufacturing of products for new applications,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR CORP.

The Company ended the quarter with $119 million in cash on hand and announced that it closed on a $140 million senior, unsecured revolving credit facility on August 31, 2006.  This new facility replaces the Company’s $30 million secured revolving credit facility, which has been cancelled, and its $50 million accounts receivable securitization facility, which will be cancelled by the end of the second quarter.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on September 20, 2006. The conference call can be accessed by calling 866-837-9789 from inside the U.S. or 703-639-1425 from outside the U.S.  A replay of the call will be available by calling 1-888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 965630) from 1:30 p.m. CDT on September 20, 2006 until 11:59 p.m. CDT on September 27, 2006.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2006 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)

	Three Months Ended August 31,
	2006	2005
	(Unaudited)
Sales	$242,198	$199,588
Cost and Expenses:
Cost of sales	199,454	164,906
Cost of sales — impairment charges	7,652	—
Selling, general and administrative	25,981	23,901

Gain on sale of product line	5,358	—
Equity in earnings of joint ventures	3,041	205

Operating income	17,510	10,986

Gain on extinguishment of debt	2,927	—

Interest expense	4,666	4,122
Interest income	1,339	459

Income from continuing operations before income taxes	17,110	7,323

Income tax expense	5,164	2,065

Income from continuing operations	11,946	5,258

Discontinued Operations:
Operating loss, net of tax	162	—

Net income	$11,784	$5,258

Share Data:

Earnings per share — Basic:
Earnings from continuing operations	$0.33	$0.16
Loss from discontinued operations	0.00	—
Earnings per share — Basic	$0.33	$0.16

Earnings per share — Diluted:
Earnings from continuing operations	$0.29	$0.15
Loss from discontinued operations	0.00	—
Earnings per share — Diluted	$0.29	$0.15

Average shares outstanding — Basic	36,076	32,961
Average shares outstanding — Diluted	42,893	37,040

Consolidated Balance Sheet Highlights
(In thousands except per share data)

	August 31, 2006	May 31, 2006
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$119,131	$121,738
Current assets	634,345	624,454
Current liabilities (excluding debt accounts)	170,713	185,499
Net property, plant and equipment	74,541	72,637
Total assets	978,803	978,819
Total recourse debt	294,623	293,624
Total non-recourse debt	30,934	27,241
Stockholders’ equity	434,562	422,717
Book value per share	$11.84	$11.53
Shares outstanding	36,691	36,654

Sales By Business Segment (In thousands - unaudited)

	Three Months Ended August 31,
	2006	2005
Aviation Supply Chain	$127,516	$107,111
Maintenance, Repair & Overhaul	49,595	37,972
Structures and Systems	60,363	51,360
Aircraft Sales and Leasing	4,724	3,145
	$242,198	$199,588

Diluted Earnings Per Share Calculation (In thousands except per share data)

	Three Months Ended August 31,
	2006	2005
	(Unaudited)
Net income as reported	$11,784	$5,258
Add: After-tax interest on convertible debt	491	306
Net income for diluted EPS calculation	$12,275	$5,564

Diluted shares outstanding	42,893	37,040

Diluted earnings per share	$0.29	$0.15